Exhibit 23.1

CONSENT OF BDO USA, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (No. 333-127527, 333-192848, and 333-197497) on Form S-8, and in the Registration Statements (Nos. 333-135038, 333-138303, 333-148332, 333-151028, 333-175421, 333-192945, and 333-193530) on Form S-3 or Form S-3/MEF, as applicable, of Derma Sciences, Inc. and subsidiaries of our report dated June 20, 2016, with respect to the balance sheets of BioD, LLC and subsidiaries, as of December 31, 2015 and 2014, and the related statements of operations and changes in members’ equity and cash flows for the fiscal years then ended, which report appears in this Current Report of Derma Sciences, Inc. on Form 8-K/A dated October 21, 2016.

/s/ BDO USA, LLP

Memphis, Tennessee

October 21, 2016